Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Customer Frequently Asked Questions
(to be used at Call Centers)
•	Why is this transaction good for customers?

This transaction is based on transforming TXU to become more customer-centered, more innovative and more technology-driven to better serve our customers. Customers will benefit from, among other things:
•	Price cuts and “price protection”— residential customers in traditional service areas that haven’t already selected one of TXU’s other lower-price offers will benefit from a 10 percent price discount;

•	New customer offerings, including energy conservation and efficiency; and

•	Expanded use of new energy technologies and alternative energy sources for new products like smart appliances and demand-side management programs.
This will all be seamless to customers. Customer service and billing processes will remain the same. Payment locations and online services will remain the same. And we’ll remain committed to providing our customers reliable, affordable and clean power.

•	Will my electric bill increase as a result of this transaction?

No prices will increase as a result of the transaction. In fact, many customers will receive price cuts now with “price protection” against any price increases through September 2008.

Specifically, residential customers in traditional service areas that haven’t already selected one of TXU Energy’s other lower-price offers will benefit from a 10 percent price discount — a 6 percent reduction that will begin within 30 days, and an additional 4 percent reduction at the close of the transaction, which we expect to occur before the end of 2007. These customers will also receive price protection through September 2008, ensuring customers receive the benefits of these savings through two summer seasons of peak energy usage. Furthermore, TXU Energy expects to aggressively compete state-wide to deliver benefits across all customer segments.

Other customers will continue to receive the remainder of the $100 in quarterly bill credits.

•	I am on a certain plan and I don’t know if my plan benefits from the price cuts. Does it?

Customers on TXU Energy FlexProtectSM and the TXU Energy Freedom PlanSM , will benefit from the price cuts announced in the press release. Customers who are currently enjoying lower rates on our existing term service plans will continue to enjoy these savings.
•	Will my current plan change?

For current TXU Energy FlexProtectSM and TXU Energy Freedom PlanSM customers, your plan will change to the lower rate. Customers who prefer to stay on the current plan at the higher price with the three-year price protection through 2009 will have that opportunity. Instructions on how to remain on these plans will be provided in the next few weeks and will be provided to your home. TXU Energy will continue to honor all other service plans and discounts.

•	What if I want to change my plan?

You may do so. Customers on the Flex Protect plan may do so, and customers whose current plan permits them to do so retain their ability to switch plans or providers without penalty.

•	Will the look of my electric bill change?

No, not as a result of the transaction. The materials you receive from TXU Energy will appear the same.

•	Will TXU continue contributing to Energy Aid?

Absolutely. We will remain committed to our industry-leading Energy Aid program that provides bill payment assistance to customers in need. This includes a commitment of $5 million in 2007.

•	What impact will this have on the proposed 11 coal-fired power plants?

You should also know that TXU has listened to comments from many Texans and your elected representatives and is taking a new approach to how to address Texas’ energy needs.

TXU will still meet the state’s near-term power needs, but we will scale back our proposals for addressing the state’s future need. This will allow us to develop, test and incorporate emerging new technology that will help produce cleaner power to more efficiently meet Texas’ long-term energy needs. This means TXU will be building 3 units of the 11 proposed coal-fired plants and suspending the others.

In terms of Texas’ long-term energy needs, we will create an advisory board composed of environmental, reliability and technology experts to help us determine how we can meet the state’s energy needs in the effective and environmentally responsible manner possible.

•	You are restructuring the company. What does that mean for me?

We believe that this transaction will be good for customers. Let’s be clear about what we’re doing. We are organizing into three businesses — TXU Energy, Oncor Electric

Delivery and Luminant Energy — such that each one is better organized to serve its distinct customer base. Each of these businesses will have its own management team, board of directors and headquarters location.
That means that each one will focus even more on their own customers — providing the kind of pricing, service and products that customers want and need.

•	You’re going to be purchased by out-of-state investors and they’re going to take the company private — how is that good for customers?

This is good for customers. This investor group will be providing access to capital and resources that are expected to generate long-term benefits — price cuts, new products and services, enhanced energy conservation and efficiency programs, and development of new clean energy technologies.

Texas Pacific Group, a Fort Worth-based firm, and KKR have excellent track records of partnering with management teams to build great companies.

•	Who are KKR, Texas Pacific Group and the other Texas investors?

Texas Pacific Group is a private investment partnership, based in Fort Worth, Texas, that manages more than $15 billion in assets. Texas Pacific Group seeks to invest in world-class franchises across a range of industries. For more information on Texas Pacific Group, please go to www.texaspacificgroup.com.

KKR, established in 1976, is one of the world’s largest and most successful private equity firms and it has completed buyout transactions that are among the most complex in history. However, the firm’s investment approach is fundamentally simple. It acquires industry-leading companies and works with management to grow and improve them. KKR has completed more than 140 transactions. For more information on KKR, go to: www.KKR.com.

•	When will the transaction take effect?

We expect the transaction to be completed before the end of 2007.

•	Will TXU remain subject to regulatory oversight?

Yes. TXU Energy (as well Oncor Electric Delivery and Luminant Energy) will all remain subject to the same Texas regulatory authorities.
Additional Information and Where to Find It
     In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.